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                                                                  Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated February 21, 1997, which appears on page 63 of Santa Fe Energy Resources, Inc.'s Annual Report of Form 10-K for the year ended December 31, 1996, into this Registration Statement on Form S-8, which hereby incorporates by reference the Registration Statement on Form S-8 (No. 333-07949). We also consent to the incorporation by reference of our report dated June 6, 1997, appearing on pages 4 and 5 of the Annual Report of the Santa Fe Energy Resources, Inc. Savings Investment Plan on Form 11-K, as amended by Form 11-K/A, for the year ended December 31, 1996, into this Registration Statement on Form S-8, which hereby incorporates by reference the Registration Statement on Form S-8 (No. 333-07949).


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Houston, Texas
July 29, 1997